Exhibit 99.1

Marinus Pharmaceuticals Provides Business Update and Reports
First Quarter 2022 Financial Results

•	ZTALMY® (ganaxolone) U.S. commercial launch on track for July 2022

•	Phase 3 RAISE trial in refractory status epilepticus continues to advance with resumption of screening and recruitment; data readout expected second half 2023

•	Site activations advance in Phase 3 TrustTSC trial in tuberous sclerosis complex; topline data anticipated first quarter 2024

•	Patient dosing underway for Phase 1 trial of ganaxolone second generation formulation; topline data on track for mid-2022 readout

•	Continue to strengthen cash position with Oaktree Capital drawdown and expectation to monetize priority review voucher

•	Marinus to host conference call today at 4:05 p.m. ET

RADNOR, Pa. – May 12, 2022 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today reported business highlights and financial results for the first quarter ended March 31, 2022.

“It’s been a productive year thus far as we prepare for our first commercial launch and make important advancements across our clinical programs. We believe the diligent efforts of our internal teams to achieve the resumption of our Phase 3 RAISE trial in refractory status epilepticus this month keeps us on track for this key trial, and our next generation formulation development will provide meaningful data this year for our next steps in new indications, such as Lennox-Gastaut syndrome,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus Pharmaceuticals. “I look forward to building on the strong foundation we’ve established as we continue to grow the ganaxolone franchise to help patients suffering from rare epilepsies.”

Commercial Preparedness

•	ZTALMY® (ganaxolone) oral suspension on track to launch commercially in the U.S. in July through a designated specialty pharmacy following scheduling by the U.S. Drug Enforcement Administration

•	Market Access team strengthened, and field force fully onboarded with payer and customer engagement underway

•	“Now Approved” marketing campaign live and comprehensive marketing campaign on track for July launch

•	The Marigold pivotal trial results recently published in The Lancet Neurology will be available for healthcare providers and payers

•	Preparations continue to advance for a simultaneous launch of The ZTALMY One™ Program, a comprehensive patient services program to provide assistance to healthcare providers, patients and caregivers with product access and ongoing product support, and offers programs for eligible patients who need financial support for their ZTALMY prescription

Clinical Pipeline Update

CDKL5 Deficiency Disorder (CDD)

•	Targeting submission of responses to the European Medicine Agency (EMA) Day 120 List of Questions for the Marketing Authorization Application (MAA) by mid-year which would result in the EMA Committee for Medicinal Products for Human Use opinion on the MAA by year end 2022

•	Targeting business collaborations to expand commercial footprint to additional ex-U.S. geographies by year end 2022

•	Committed to identifying opportunities throughout the world to improve the lives of more patients, including growing the CDD Expanded Access Program to Europe

Tuberous Sclerosis Complex (TSC)

•	Actively recruiting patients at U.S. sites for the Phase 3 TrustTSC trial

•	Site activations advance with 58 sites selected and additional sites being identified globally

o	Expect to expand trial to include a target of 65-75 sites, including several TSC centers of excellence, predominantly in the U.S., Western Europe, Canada and Israel

•	Topline data targeted for first quarter of 2024

Status Epilepticus

•	Resumed Phase 3 RAISE trial in refractory status epilepticus (RSE) with screening, recruitment and U.S. site activations continuing to advance

o	Target sites expanded to include U.S., Canada, Israel and Australia

o	Topline Phase 3 trial results continue to be expected in the second half of 2023

o	Consistent with the projected topline data readout, the BARDA research contract extended through 2023*

•	Phase 2 RESET trial in established status epilepticus is on track to begin U.S. enrollment in the second half of 2022

o	Topline data from the first dose-finding cohorts anticipated by year end 2023

•	Phase 3 RAISE II trial in RSE (for European registration) expected to begin enrollment in the first half of 2023

*Ganaxolone development in the RAISE trial is being funded in part by the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, under contract number 75A50120C00159.

Next Generation Ganaxolone; Lennox-Gastaut Syndrome (LGS)

•	Phase 1 patient dosing underway for second generation ganaxolone formulation

o	Topline data on track for mid-2022 readout

•	Following evaluation of Phase 1 data, Phase 2 LGS trial is expected to begin in the second half of 2022 utilizing second generation formulation

•	Anticipate initiating modified release candidate development in 2022

•	Second formulation candidate selected with the potential for improved pharmacokinetic profile and reduced dosing frequency; expected to begin Phase 1 development in the first quarter of 2023

•	Two prodrug candidates have been identified and are targeted to advance into Investigational New Drug (IND) enabling studies in the second half of 2022

Financial Updates

•	In March 2022, Marinus received an additional $30 million in funding under the existing Oaktree Capital Management, L.P. (Oaktree) credit agreement. This additional funding became available as a result of the U.S. Food and Drug Administration’s (FDA) recent approval of ZTALMY.

•	Marinus was awarded a rare pediatric disease priority review voucher (PRV) by the FDA in March 2022 as a result of the ZTALMY approval; Marinus remains committed to monetizing this PRV with plans actively underway.

Financial Results

•	At March 31, 2022, the company had cash and cash equivalents of $126.3 million, compared to $122.9 million at December 31, 2021.

•	Marinus recognized $14.2 million in revenue for the three months ended March 31, 2022, as compared to $1.8 million for the three months ended March 31, 2021. The increase in 2022 revenue was driven by a one-time revenue recognition of $12.7 million related to the previously received upfront payment, associated with our European collaboration with Orion Corporation, which is no longer subject to a clawback provision as a result of successful completion of required M2 metabolite testing. Excluding the Orion collaboration revenue, the company recognized $1.5 million in BARDA federal contract revenue for the three months ended March 31, 2022, as compared to $1.8 million in BARDA federal contract revenue for the three months ended March 31, 2021.

•	Research and development expenses were $18.0 million for the three months ended March 31, 2022, compared to $18.6 million for the three months ended March 31, 2021; the decrease was due primarily to reduced CDD development and safety study activities partially offset by increased headcount costs and TSC clinical development costs.

•	General and administrative expenses increased to $11.7 million for the three months ended March 31, 2022, compared to $10.4 million for the three months ended March 31, 2021; the primary drivers of the increase were increased support for scale up of the company’s operations as well as preparation for commercialization.

•	A one-time cost of IP license fee of $1.2 million was recognized as expense during the three months ended March 31, 2022, associated with the recently signed agreement with Ovid Therapeutics to license patents and patent applications for the use of ganaxolone in the treatment of CDD.

•	The company reported net losses of $19.4 million and $27.1 million for the three months ended March 31, 2022 and 2021, respectively; cash used in operating activities increased to $27.7 million for the three months ended March 31, 2022, compared to $16.2 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, to be filed with the Securities and Exchange Commission, which includes further detail on the company’s business plans, operations, financial condition, and results of operations.

Selected Financial Data (in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$126,319	$122,927
Other assets	14,491	13,913
Total assets	$140,810	$136,840
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,536	$40,566
Long Term Debt, Net	69,927	40,809
Other long-term liabilities	10,942	1,979
Total liabilities	100,405	83,354
Total stockholders’ equity	40,405	53,486
Total liabilities and stockholders’ equity	$140,810	$136,840

	Three Months Ended March 31,
	2022	2021
Revenue:
Federal contract revenue	$1,513	$1,806
Collaboration revenue	12,673	—
Total revenue	14,186	1,806

Expenses:
Research and development	17,991	18,591
General and administrative	11,737	10,376
Cost of IP license fee	1,169	—
Total expenses	30,897	28,967
Loss from operations	(16,711)	(27,161)
Interest income	12	24
Interest expense	(1,692)	—
Other expense, net	(970)	(4)
Net loss and comprehensive loss	$(19,361)	$(27,141)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.52)	$(0.74)
Basic and diluted weighted average shares outstanding	36,890,568	36,599,701

Conference Call Information

Thursday, May 12, at 4:05 p.m. ET

Domestic: (888) 550-5280

International: (646) 960-0813

Webcast Link: https://events.q4inc.com/attendee/993378901

Conference ID: 2696394

About Marinus Pharmaceuticals

Marinus is a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral dose formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions and product launches for ganaxolone, and the timing thereof; our commercialization and marketing plans; our expectations regarding scheduling by the U.S. Drug Enforcement Administration and the expected timing thereof; our plans to launch a patient assistance program that provides ongoing financial support to eligible patients and caregivers; our expectations regarding BARDA funding; our expectations and beliefs regarding the FDA and EMA with respect to our product candidates; our expectations regarding the development of new formulations and prodrug candidates; our expectations regarding the Orion Corporation collaboration; our expectations regarding our license agreement with Ovid Therapeutics; our expectations to monetize the PRV; our expectation regarding the impact of the COVID-19 pandemic on our business and clinical development plans; our financial projections; and the potential safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications; and other statements regarding the company's future operations, financial performance, financial position, prospects, objectives and other future event.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, our ability to establish commercial infrastructure and capabilities to launch ZTALMY; physician and patient acceptance of ZTALMY; our ability to obtain adequate market access for ZTALMY; the varying interpretation of clinical data; the scheduling of ZTALMY by the U.S. Drug Enforcement Administration; our ability to comply with the FDA’s requirement for additional post-marketing studies in the required time frames; the timing of regulatory filings for our other product candidates; the potential that regulatory authorities, including the FDA and EMA, may not grant or may delay approval for our product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to develop new formulations of ganaxolone or prodrugs; our ability to obtain, maintain, protect and defend intellectual property for our product candidates; the potential negative impact of third party patents on our or our collaborators’ ability to commercialize ganaxolone; delays, interruptions or failures in the manufacture and supply of our product candidate; the size and growth potential of the markets for the company’s product candidates, and the company’s ability to service those markets; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the company’s ability to obtain additional funding to support its clinical development and commercial programs; the potential for Orion to breach the collaboration or terminate the agreement in accordance with its terms; the risk that drug product quality requirements may not support continued clinical investigation of our product candidates and result in delays or termination of such clinical studies and product approvals; the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. This list is not exhaustive and these and other risks are described in our periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com